Share Exchange Agreement

THIS AGREEMENT made as July 31, 2000

B E T W E E N:

            SYMPHONY TELECOM INC., a corporation incorporated under the laws of the Province of Ontario, having its principal place of business at 347 Bay Street, Suite
            500, Toronto, Ontario M5H 2R7

            ("Symphony")

                                     - and -

            SYMPHONY TELECOM INTERNATIONAL INC., a corporation incorporated under the laws of Utah, having its principal place of business at 347 Bay Street, Suite
            500, Toronto, Ontario M5H 2R7

            ("SYMY")

                                     - and -

            ALI VAKILI,  of 55 Skymark Drive,  PH 07, North York,
            Ontario M2H 3N4

            ("Vakili")

                                     - and -

            MANUCHER MISSAGHIE,  of 33 Hazelmere Drive,  Richmond
            Hill, Ontario L4B 1W8

            ("Manucher")

                                     - and -

            FARSHID  MISSAGHI,  of  17  Royalton  Drive,  Bolton,
            Ontario L7E 1X2

            ("Farshid")

                                     - and -

            TELEMAX COMMUNICATIONS INC., a corporation incorporated under the laws of the Province of Ontario with its principal place of business at 231 Millway Avenue, Suite 17, Concord, Ontario L4K 3W7

            (the "Corporation")

WHEREAS the parties hereto have entered into various transactions pursuant to which the Shareholders have acquired Symphony Shares, and expect to acquire additional Symphony Shares;

AND WHEREAS it was the intention of the parties hereto that all Symphony Shares would be exchangeable for SYMY Shares;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the respective covenants and agreements of the parties herein contained, it is agreed by and between the parties as follows:

                                   Article 1
                                   Definitions

1.1 In this Agreement, the following words and phrases shall have the following respective meanings unless the context otherwise provides:

         (a)      "Agreement" means this Agreement and any Schedules hereto;

         (b) "Purchased Shares" means the Symphony Shares acquired by the Shareholders pursuant to the Share Purchase Agreement dated evenly herewith between Symphony, SYMY and the Shareholders;

         (c) "Put Shares" means the Symphony Shares acquired, if any, by the Shareholders pursuant to the Put Option contained in
                  Article 9 of the Shareholders Agreement dated evenly herewith between Symphony, the Shareholders and the Corporation;

         (d) "Section" and "Subsection" refer to a section or subsection of this Agreement;

         (e)      "Shareholders" means collectively,  Vakili, Manucher, Farshid,
                  and  their  respective   heirs,   executors,   administrators,
                  successors and assigns;

         (f) "Symphony Share" means a common share in the capital of Symphony;

         (g) "SYMY Shares" means the common shares of SYMY which are publicly traded, and includes the common shares of SYMY authorized on the date hereof and shall also include any shares of any class of SYMY thereafter authorized which shall not be limited to a fixed sum or percentage in respect of the rights of the Shareholders to participate in dividends and in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of SYMY.;

         (h) "Warrant Shares" means the Symphony Shares acquired, if any, by the Shareholders pursuant to the Share Purchase Warrants dated evenly herewith issued to each of the Shareholders by Symphony;

                                   Article 2

                     Shareholder's Right to Exchange Shares

2.1 Each of the Shareholders shall have the right, exercisable at any time prior to October 1, 2005, by written notice to SYMY in the form attached hereto as Schedule "A", to exchange all of the Purchased Shares held by such Shareholder for SYMY Shares having a market value, on the date of exercise of this exchange right, equal to the following amounts:

         Shareholder Name                            Market Value of SYMY Shares
         Vakili                                      $1,470,000 (CDN)
         Manucher                                    $1,080,000 (CDN)
         Farshid                                       $450,000 (CDN)

2.2 Each of the Shareholders shall have the right, exercisable at any time, and from time to time, prior to October 1, 2005, by written notice to SYMY in the form attached hereto as Schedule "A", to exchange all or part of the Warrant Shares and Put Shares held by such Shareholder on a one-to-one basis, for SYMY Shares.

                                   Article 3
                       Rules Governing Exchange of Shares

3.1 The rights represented by this Agreement may be exercised by each Shareholder, by written notice to SYMY and Symphony, with the attached Exchange Form duly executed, at the principal office of SYMY and Symphony at 347 Bay Street, Suite 500, Toronto, Ontario M5H 2R7 (or such other office or agency of SYMY and Symphony as they may designate by notice in writing to the Shareholder at the address of such Shareholder appearing on the books of the Corporation at any time during the period within which the rights represented by this Agreement may be exercised). The Corporation agrees that the SYMY Shares so exchanged shall be and be deemed to be issued to the Shareholder as the record owner of such shares as of the close of business on the date on which such notice shall have been given. Certificates for the SYMY Shares so purchased shall be delivered to the Shareholder within a reasonable time, not exceeding ten (10) days, after the rights represented by this Agreement shall have been so exercised.

3.2      The Corporation hereby agrees as follows:

         (a) all SYMY Shares which may be issued upon the exercise of the rights represented by this Agreement will, upon issuance, be validly issued, fully paid and non-assessable and free from any and all taxes, liens and charges with respect to the issue thereof.

         (b) during the period within which the rights represented by this Agreement may be exercised, SYMY will at all times have authorized and reserved a sufficient number of its Common Shares to provide for the exercise of the rights represented by this Agreement.

         (c) SYMY shall include in any prospectus or relevant public filing a full disclosure and qualification with respect to all of the SYMY Shares which may be issued upon the exercise of the rights represented by this Agreement, such that all of the SYMY Shares which may be issued upon the exercise of the rights represented by this Agreement will be qualified by the prospectus or public filing.

3.3      The above provisions are, however, subject to the following:

         (a) if shares of Symphony or SYMY are reclassified or their capital is otherwise reorganized and if the Shareholder has not fully exercised its rights under this Agreement prior to the effective date of such capital reorganization, upon the exercise of such right the Shareholder shall be entitled to receive and shall accept in lieu of the number of shares then subscribed for by it but for the same aggregate consideration payable therefor, the number of SYMY Shares or other securities of the Corporation resulting from such capital reorganization that such Shareholder would have been entitled to receive on such capital reorganization if, on the effective date thereof, it had been the registered holder of the number of SYMY Shares so subscribed for.

         (b)      if  there  is  a  consolidation,  amalgamation  or  merger  of
                  Symphony  or SYMY  or a sale of the  property  and  assets  of
                  Symphony or SYMY as or substantially as an entirety to any other company, and if each Shareholder has not fully exercised its rights under this Agreement prior to the effective date of such consolidation, amalgamation, merger or sale, upon the exercise of such right the Shareholder shall be entitled to receive and shall accept in lieu of the number of SYMY Shares then subscribed for by it but for the same aggregate consideration payable therefor, the number of SYMY Shares or other securities or property of SYMY or of the company resulting from such merger, amalgamation or consolidation or to which such sale may be made, as the case may be, that such Shareholder would have been entitled to receive on such consolidation, amalgamation, merger or sale if, on the record date or the effective date thereof, as the case may be, it had been the registered holder of the number of SYMY Shares so subscribed for. In any case, the necessary adjustments shall be made in the application of the provisions set forth in this Agreement with respect to the rights and interests hereafter of the Shareholder to the end that the provisions set forth in this Agreement shall thereafter correspondingly be made applicable, as nearly as may reasonably be, in relation to any shares or other securities or property to which the Shareholder is entitled on the exercise of its rights thereafter. Any such adjustment shall be made by and set forth in a supplemental document entered into and approved by the board of directors of SYMY and shall for all purposes hereof be conclusively deemed to be an appropriate adjustment.

         (c) the adjustments provided for in this Article 3 are cumulative. After any adjustment pursuant to this Section, the term "SYMY Shares" where used in the preceding Sections of this Article 3 shall be interpreted to mean the SYMY Shares which, as a result of all previous adjustments pursuant to this Section, the Shareholder would have been entitled to receive upon the exercise of its rights under this Agreement, and the number of SYMY Shares indicated in any subscription made pursuant to this Agreement shall be interpreted to mean the number of SYMY Shares which, as a result of all previous adjustments pursuant to this Section, the Shareholder would have been entitled to receive upon the full exercise of this Agreement entitling the Shareholder to purchase the number of SYMY Shares so indicated.

3.4 As a condition precedent to the taking of any action which would require an adjustment pursuant to Article 3 of this Agreement, SYMY shall take any corporate action which may be necessary in order that SYMY has issued and reserved in its authorized capital and may validly and legally issue as fully paid and non-assessable, all of the SYMY Shares which each Shareholder is entitled to receive on the full exercise hereof.

                                   Article 4
                               General Provisions

4.1 The headings of the sections of this Agreement are inserted for convenience only and do not constitute part of this Agreement.

4.2      This  Agreement  shall be binding  upon and enure to the benefit of the
         parties  and  their  respective   heirs,   executors,   administrators,
         successors and assigns.

4.3 All words and pronouns relating thereto shall be read and construed as the number and gender of the party of parties referred to in each case require and the verb shall be construed as agreeing with the required word and pronoun.

4.4 If any covenant or other provision of this Agreement is invalid, illegal or incapable of being enforced by reason of any rule of law or public policy, all other conditions and provisions of this Agreement shall, nonetheless remain in full force and effect and no covenant or provision shall be deemed dependent upon any other covenant or provision unless so expressed herein.

4.5 This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the Province of Ontario. Each of the parties hereby irrevocably attorns to the jurisdiction of the courts of the Province of Ontario.

IN WITNESS WHEREOF the parties have hereunto set their hands and seals and corporate seal respectively upon the date and year first above written.

                                           SYMPHONY TELECOM INC.

                                           Per: /s/ Daniel G. Cullen
                                                --------------------------------
                                           Name:   Dan Cullen
                                           Title:  President

                                           SYMPHONY TELECOM INTERNATIONAL INC.

                                           Per: /s/ Daniel G. Cullen
                                                --------------------------------
                                           Name:  Dan Cullen
                                           Title:  President

/s/ Steve Alizadeh                         /s/ Ali Vakili
--------------------------------------     -------------------------------------
Witness  STEVE ALIZADEH                    ALI VAKILI
/s/ Steve Alizadeh

                                           /s/ Manuncher Missaghie
--------------------------------------     -------------------------------------
Witness  STEVE ALIZADEH                    MANUCHER MISSAGHIE
/s/ Steve Alizadeh

                                           /s/ Farshid Missaghi
--------------------------------------     -------------------------------------
Witness  STEVE ALIZADEH                    FARSHID MISSAGHI

                                  Exchange Form

[to be signed only upon Exercise of the Shareholder's Rights under this Agreement]

TO:      Symphony Telecom International Inc.

The undersigned hereby exercises its rights pursuant to the Share Exchange Agreement (the "Share Exchange Agreement") dated as of July 31, 2000 among Symphony Telecom Inc., Symphony Telecom International Inc., Ali Vakili, Manucher Missaghie and Farshid Missaghie to exchange [No. of Common Shares] [Insert one of the following 3 options: (i) Purchased Shares, (ii) Put Shares, or (iii) Warrant Shares] of Symphony Telecom Inc. for Shares of Symphony Telecom International Inc.

Symphony Telecom International Inc. is instructed to issue certificates for such shares to which the undersigned may be entitled on exercise hereof in the name of the undersigned and to deliver the same at the address indicated.




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Date                                    Shareholder's Signature



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Shareholder's Name                      Shareholder's Address